MINE SAFETY DISCLOSURES

Our activities at the Permitted Mine Area of the Columbus Project are subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) and the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). Our wholly owned subsidiary, Columbus S.M., LLC (“Columbus SM”) is the “operator” for our activities at the Permitted Mine Area.

The following disclosure is provided pursuant to Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 104 of Regulation S-K.

Citations, Notices, Orders, Fatalities and Assessments Under the Mine Act

	Year Ended December 31, 2014
Mine / MSHA ID Number	Total # of “Significant and Substantial” Violations Under s.104	Total # of Orders Issued Under s.104(b)	Total # of Citations and Orders Under s.104(d)	Total # of Flagrant Violations Under s.110(b)(2)	Total # of Imminent Danger Orders Under s.107(a)	Total $ Value of Proposed MSHA Assessments Under Mine Act	Total Number of Mining Related Fatalities	Received Notice of Patterns of Violations Under s.104(e) (Yes/No)	Received Notice of Potential Patterns of Violations Under s.104(e) (Yes/No)
Columbus Project (Mine ID: 601674)	0	0	0	0	0	$500[1]	0	No	No

1.	A total of 6 citations were issued to us by MSHA during the year ended December 31, 2014, none of which indicated that they were significant and substantial.

Pending Legal Actions Before the Federal Mine Safety and Health Review Commission (the “FMSHRC”)

	Year Ended December 31, 2014
Mine / MSHA ID Number	Total # of Legal Actions Pending as of Last Day of Period	Total # of Legal Actions Instituted During Period	Total # of Legal Actions Resolved During Period
Columbus Project (Mine ID: 601674)	0	0	0